Exhibit 10.47

November 18, 2019

/$ParticipantName$/
Knight-Swift Transportation Holdings Inc.
20002 North 19th Avenue
Phoenix, Arizona 85027

Re:	Knight-Swift Transportation Holdings Inc.: Performance Unit Officer Grant Agreement (Settles in Cash)

Dear /$ParticipantName$/ :

The Compensation Committee (the “Committee”) of the Board of Directors of Knight-Swift Transportation Holdings Inc. (the “Company”) has awarded you, as of the date of this letter (the “Grant Date”), a performance unit grant (the “Grant”). This Grant will settle in cash. The Grant entitles you to receive a cash payment equivalent to a specified amount of shares of the Company’s Class A common stock (the “Stock”), par value $0.01 per share (the “Stock Award”), as set forth in Section 1. This Grant is made subject to the terms and conditions of this Performance Unit Grant Agreement (this “Agreement”), and the Company’s Amended and Restated 2014 Omnibus Incentive Plan, as amended (the “Plan”). In this Agreement, the Company is sometimes referred to as “we” or “us” and includes any subsidiaries of the Company in which the Company holds an equity or voting interest of fifty percent (50%) or more. Terms used in this Agreement that are defined in the Plan have the same meaning as stated in the Plan.

1.Summary of Grant.

Performance Unit Tentative Award	Performance Period Beginning Date	Performance Period Expiration Date	Vesting Date	Performance Matrix
/$AwardsGranted$/	January 1, 2020	December 31, 2022	January 31, 2023	See Exhibit A attached hereto

Your tentative award of Performance Units (the “Tentative Award”) is determined by dividing the dollar award amount the Committee establishes for you by the market value of the Company’s Stock as of the Grant Date. At the end of the Performance Period, your Tentative Award will be adjusted by multiplying the Tentative Award by a percentage determined by reference to the intersection of the Adjusted Trucking Operating Ratio column and the CAGR shown in the Adjusted EPS CAGR row of the Performance Matrix, attached hereto as Exhibit A. This is your Pre-Peer Adjustment Award. Your Pre-Peer Adjustment Award will be increased by up to 25%, if the total compounded annual shareholder return on the Company’s Stock (“TSR”) exceeds the 75th percentile of the Company’s TSR Leverage Award Peer Group set forth in Exhibit B. The TSR for the Company and for any peer will be determined by comparing the rate of growth of the average stock price of each company for the 60 trading days on and following the Grant Date, to the average stock price of each company for the final 60 trading days of the Performance Period, assuming that dividends are reinvested at the closing stock price of the applicable stock on the date the dividend is declared. Conversely, your Pre-Peer Adjustment Award will be decreased by up to 25%, if the relative compounded TSR is below the 40th percentile of the Company’s TSR Leverage Award Peer Group. The increase or decrease of performance units granted in your Pre-Peer Adjustment Award is determined by multiplying the TSR Award Leverage Factor set forth in Exhibit B by your Pre-Peer Adjustment Award under the methodology described here. The product is your final award (the “Final Award”).
2.Vesting and Proration of Award.
(a)    Vesting and Payment. Performance units representing your Final Award will not vest until the January 31 following the expiration of the Performance Period (the “Vesting Period”). Following the Vesting Date, you will receive a cash payment equal to the number of shares representing the Final Award multiplied by the fair market value of the Stock on the Vesting Date, as determined in accordance with Section 6 of this Agreement (the “Final Award Payment”).
(b)    Death, or Disability. If during the Vesting Period or Performance Period, you die, or become disabled, you will be fully vested. The Final Award Payment will be made to you as soon as practicable after the close of the calendar year in which you died, or became disabled, but not later than the 75th day after the close of such calendar year.
(c)    Change in Control. If during the Vesting Period, there is both (i) a Change in Control, and (ii) your employment terminates by reason of Termination for Convenience or Termination for Good Reason (as defined below) before the January 31 following the expiration of the Performance Period, you will be fully vested. If during the Performance Period, there is both (i) a Change in Control, and (ii) your employment terminates by reason of Termination for Convenience or Termination for Good Reason within 12 months of the Change in Control, then you will be fully vested, and your Final Award will be measured based on the Company’s performance through the end of the calendar year in which your employment terminated. If your employment terminates by reason of Termination for Convenience or Termination for Good Reason more than 12 months after a Change in Control, then your award will be prorated if all applicable conditions in Section 2(d) are met.
(d)    Forfeiture; Proration. If your employment terminates by reason of Termination for Convenience or Termination for Good Reason (as defined below), your award will be forfeited if you have completed less than 12 calendar months of the Performance Period at the time of termination. If you have completed 12 calendar months or more of the Performance Period, and your employment terminates by reason of Termination for Convenience or Termination for Good Reason, the amount of your Final Award will be pro-rated by multiplying the number of performance units in your Final Award as of expiration of the Performance Period by a fraction, the numerator of which is the number of full calendar months credited to you from the start of the Performance Period to the date your Termination for Convenience or Termination for Good Reason occurs and the denominator of which is 36 months.
3.Settlement in Cash. Subject to Section 2 concerning time for payment, once your Final Award is vested, the Company will make a cash payment to you in an amount equal to your Final Award Payment. The Final Award Payment will not be made until your Final Award is fully vested and earned. You will not be entitled to vote at any shareholder meeting or to receive dividends based on the Stock Award.

4.Grant of Performance Units. This Grant relates only to the Performance Period specified above and to no other. The Grant is made to you as part of your compensation and is payable to you in accordance with this Agreement and resolutions adopted by the Committee, and in the expectation that until such time as this Grant is fully vested, you will continue to perform services for the Company as its employee. You will receive no fractional shares of Stock. Unless the Committee determines otherwise, this Grant may not be settled in cash. The number of shares of your Stock Award is subject to automatic adjustment for stock dividends, stock splits, reverse stock splits, reorganizations, or reclassifications as provided in Section 6.2 of the Plan and is subject to adjustment as described in Section 1, above.
5.Intentionally Deleted.

6.Tax Treatment. You will recognize ordinary income for the Final Award Payment. The value of the Stock is its fair market value, which is based on the closing market price the day the Stock Award vests. If the vesting date falls on a weekend or on a holiday, the fair market value will be based on the closing market price of the business day immediately prior to the day of vesting. By accepting the Grant, you accept responsibility for any income tax withholding or other taxes imposed on you by virtue of the Final Award Payment. You agree that the Company has the right, and you authorize the Company to reduce the Final Award Payment made to you, by the amount of any federal or state taxes (including, without limitation, FICA, FUTA, and Medicare) the Company is obligated to withhold and pay.

7.Noncompete and Non-Solicitation Agreement.

(a)    This Grant has been made to you because you have been retained by the Company in a position of trust and confidence and your services are important to the Company’s success and not easily replaceable. This Grant is also intended to induce you to continue to contribute to the results of the Company’s operations. In consideration for the issuance of this Grant (and the Company’s agreement to allow you to become a shareholder of the Company on the terms set forth herein), you agree that you will not directly compete with the Company for six (6) months after your Separation from Service (as defined in the Plan) (the “Noncompete Period”), without first obtaining the Company’s prior written consent, which consent the Company may, in its reasonable discretion, withhold. For this purpose, you will be considered to be directly competing with the Company if you are engaged in any of the activities described in clauses (b)(i), (ii) or (iii) below. The consideration for this six (6) month noncompete agreement is the issuance of this Grant.

(b)    You will be considered to be directly competing with the Company if at any time during the Noncompete Period you: (i) are employed by, contract with, or obtain an interest as an owner, shareholder, partner, limited partner or member in, any business or corporation that competes directly with the Company (as such direct competition is defined below), but excluding an investment of one percent (1%) or less in any publicly traded company; (ii) on your own behalf, or on behalf of any other person with whom you are employed, you solicit or divert from the Company the business of any person who is either a customer of the Company during your employment, or is identified as a potential customer of the Company; or (iii) solicit, divert or encourage any person who is an employee of the Company to leave employment and to become employed by a person who directly competes with the Company. For purposes of this Section 7, you (x) will be considered to be in direct competition with the Company and (y) a person, business or corporation will be considered a direct competitor of the Company, if either you or it is engaged in a truckload business (dry van, refrigerated, brokerage, drayage, intermodal, or logistics or any combination thereof) that conducts significant operations in the same traffic lanes in which the Company operates, or which the Company has internally identified as a planned area of operation or expansion of its business as of the date of your Separation from Service with the Company.

(c)    By accepting this Grant, you agree that the foregoing non-competition provisions are reasonable and that you are being compensated for your agreement not to compete.

(d)    The Company shall have the right to extend the Noncompete Period for up to an additional 12 months beyond the completion of your initial Noncompete Period (the “Extended Noncompete Period”). If the Company elects to extend the Noncompete Period, it will notify you in writing of such fact not later than the thirtieth (30th) day prior to the expiration of the initial Noncompete Period. By accepting this Grant, you agree to accept and abide by the Company’s election. If the Company elects to extend the Noncompete Period, you agree not to work for any direct competitor of the Company (as defined in Section 7(b)) during the Extended Noncompete Period, and the Company agrees to pay you, during the Extended Noncompete Period, an amount equal to your monthly base salary or monthly base consulting fee, as applicable, in effect as of the date of your Separation from Service. Payment for any partial month will be prorated. Payment of your base salary or consulting fee during the Extended Noncompete Period will be made at the same times and in the same amounts that such amounts were paid to you while you were in the service of the Company. If the Company elects to extend the Noncompete Period, any monies you earn from any other work, whether as an employee or as an independent contractor, will reduce, dollar for dollar, but not below zero, the amount that the Company is obligated to pay you. Payments made by the Company under this Section 7(d) are made for the extension of the noncompete covenant and do not render you either an employee of, or a consultant to, the Company.

8.Compliance with Securities Laws; Share Restrictions.
(a)    So long as you are an employee of the Company, you may not sell any shares of the Stock except in accordance with all applicable federal and state securities laws and the applicable policies of the Company regarding the sale, ownership and retention of the Company’s securities by insiders, executives, and employees. The Company has filed a registration statement with the United States Securities and Exchange Commission covering the Grant (and the Stock subject to the Grant) issued pursuant to the Plan. So long as that registration statement is in effect, Stock issued pursuant to the Plan will not be restricted as to transfer. The Company does not provide any assurance that any registration statement will continue to be maintained in effect with respect to the Stock. If for any reason, a registration statement is not in effect with respect to the Stock, the Stock may not be sold or transferred except in compliance with applicable securities laws.
(b)    This Grant is subject to any claw-back policy adopted by the Company for incentive-based compensation (the “Clawback Policy”), as required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Clawback Policy, as in existence from time to time, is incorporated by this reference into this Agreement. If there is any conflict between the provisions of this Agreement and the Clawback Policy, the Clawback Policy shall control.

9.Risks. By accepting this Grant, you acknowledge that the value of the Stock may be adversely affected by changes in the United States’ economy; changes in the Company’s profitability, financial condition, business or properties; a reduction in the Company’s growth rate; competition from other truckload carriers; and other factors that are described more particularly in the Company’s most recent Annual Report on Form 10-K and in its reports on Forms 10-Q and 8-K. The Company does not promise you that the value of the Stock will rise or that the Company will continue to grow or be profitable.

10.Access to Information. With respect to this Grant, you acknowledge that you have reviewed a copy of the Company’s Plan available at https://investor.knight-swift.com/corporate-governance/equity, and that the Company has delivered to you, or has provided to you through on-line access, for your examination copies of the Plan and the Company’s reports filed on Forms 8-K, 10-Q, and 10-K and any proxy or shareholder information materials filed with the United States Securities and Exchange Commission and available through EDGAR. These materials may also be accessed on the Company’s website at http://investor.knight-swiftinc.com. A copy of these materials will be provided to you if you request them in writing from the Company.

11.Successors. This Agreement is binding on you, your spouse and any successors or assigns.

12.Arbitration of Disputes. We agree that the Federal Arbitration Act shall apply to and govern the arbitration provisions of this Agreement. Any disputes between or among us with respect to the terms of this Agreement or the rights of either of us under this Agreement, shall be subject to the arbitration procedures specified in the Revised Arizona Arbitration Act (“RAAA”), but only to the extent not inconsistent with the Federal Arbitration Act. Arbitration will occur in Phoenix, Arizona. Judgment on any arbitration award may be entered in any court having jurisdiction. A single arbitrator shall have the power to render a maximum award of $500,000. If you or we assert a claim in excess of $500,000, the matter may be heard by a single arbitrator, but either of us may request that the arbitration be heard by a panel of three arbitrators and, if so requested, the arbitration decision shall be made by a majority of the three arbitrators. In the event that the selected arbitrator(s) finds any term or clause in this Agreement to be invalid, unenforceable, or illegal, the same will not affect any other terms or clauses in the Agreement or the entire Agreement. The Company shall pay the costs of arbitration, but if the Company is the prevailing party in the arbitration, the Company shall have the right to recover from you all costs of arbitration. EACH OF THE PARTIES EXPRESSLY AGREES TO ARBITRATION AND WAIVES ANY RIGHT TO TRIAL BY JURY ANY PARTY MAY HAVE. In consideration of this Grant, you agree not to bring any class action or arbitration class action against the Company. Nothing in this Agreement limits or restricts any self-help remedy, including, without limitation, any right of offset a party may have. The person prevailing in any arbitration is entitled to payment of all legal fees and costs and all costs of arbitration, regardless of whether such costs are recoverable under applicable law. In the event of any conflict between the arbitration procedures specified in this Agreement and the RAAA, this Agreement shall control.

13.WAIVER OF CERTAIN CLAIMS. BY EXECUTING THIS AGREEMENT AND ACCEPTING THIS GRANT, YOU AGREE THAT ANY CLAIM YOU MAY HAVE AGAINST THE COMPANY WITH RESPECT TO THIS GRANT OR THE STOCK SUBJECT TO THE GRANT (OTHER THAN A CLAIM FOR THE CONTRACTUAL BREACH OF THIS AGREEMENT OR THE PLAN, WHICH MAY BE BROUGHT WITHIN ONE YEAR OF THE DATE SUCH BREACH OCCURS) MUST BE ASSERTED NOT LATER THAN ONE YEAR FOLLOWING THE DATE OF THIS GRANT, AND THAT NO CLAIMS (OTHER THAN FOR BREACH OF CONTRACT) MAY BE BROUGHT AFTER THAT PERIOD. YOU VOLUNTARILY AND KNOWINGLY WAIVE ANY LONGER STATUTE OF LIMITATIONS IN CONSIDERATION OF THIS GRANT. IN ADDITION, YOU AND THE COMPANY AGREE THAT ANY CLAIM MADE UNDER THIS AGREEMENT OR THE PLAN, OR ARISING FROM OR IN CONNECTION WITH ANY STOCK GRANTED PURSUANT TO THIS AGREEMENT OR THE PLAN, SHALL BE LIMITED TO ACTUAL ECONOMIC DAMAGES, AND THE RECOVERY OF ATTORNEYS’ FEES AND COSTS OF COURT. TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO RESCISSION OR ANY RIGHT TO CLAIM OR RECOVER TREBLE DAMAGES, PUNITIVE DAMAGES, OR EXEMPLARY DAMAGES, WHETHER SUCH RIGHTS ARE GRANTED BY STATUTE OR UNDER COMMON LAW, IS HEREBY WAIVED AND RELEASED. EACH PARTY AGREES AND ACKNOWLEDGES THAT THE WAIVER AND RELEASE OF SUCH RIGHTS IS VOLUNTARY AND KNOWING AND THAT EACH PARTY HAS RECEIVED, UNDER THIS AGREEMENT, FULL AND ADEQUATE CONSIDERATION FOR SUCH WAIVER.

14.Survival. The provisions of Sections 5 through 9, 11 through 19, and 21 shall survive the termination of this Grant and of this Agreement.

15.Construction. It is the intent of the Company and you that the Stock subject to this Grant is to be treated as “nonvested shares” within the meaning of Financial Accounting Standards

Board ASC Topic 718, and the Stock is subject to being earned by you only if you continue to provide the Company with your services as provided herein.

16.Incorporation by Reference. The terms of the Plan are hereby incorporated into this Agreement and constitute a part hereof.
17.Rights Non-Transferable. Neither this Agreement nor your rights hereunder are transferable, except by Last Will and Testament, Revocable Trust or Testamentary Trust, or by the law of descent and distribution.
18.Governing Law. This Agreement is subject to, and is to be construed in accordance with, the laws of the State of Delaware.
19.Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon you, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Grant. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.
20.Acceptance. You are required by the on-line system to accept or reject the Grant and this Agreement. If you fail to affirmatively accept or reject through the on-line system within five (5) business days after receipt of this Grant, then by continuing to serve as a director of, in employment with, or as a consultant for the Company, you will be deemed to have accepted and agreed to the terms and conditions set forth in this Agreement and deemed to have acknowledged receipt of a copy of the Plan.
21.Definitions. The following terms have the meanings set forth below:
“Adjusted EPS CAGR” means the Company’s compound annual growth rate of its adjusted earnings per share measured from the beginning to the end of a Performance Period, as derived from the financial information contained in the Company’s Form 10-K covering the same Performance Period.
“Adjusted Trucking Operating Ratio” means the non-GAAP weighted average of the adjusted trucking operating ratio (total trucking adjusted operating expenses, net of trucking fuel surcharge and intersegment transactions, divided by total trucking revenue, net of trucking fuel surcharge and intersegment transactions) for the Trucking segment measured as of the end of a Performance Period, as derived from the financial information contained in the Company’s Form 10-K covering the same Performance Period.
“Agreement” has the meaning stated in the first paragraph of this Agreement.
“Change in Control” has the meaning stated in the Plan.

“Clawback Policy” has the meaning stated in Section 8(b) of this Agreement.
“Committee” has the meaning stated in the first paragraph of this Agreement.
“Company” has the meaning stated in the first paragraph of this Agreement.
“Extended Noncompete Period” has the meaning stated in Section 7(d) of this Agreement.
“Final Award” has the meaning stated in Section 1 of this Agreement.
“Final Award Payment” has the meaning stated in Section 2(a) of this Agreement.
“Grant” has the meaning stated in the first paragraph of this Agreement.
“Grant Date” has the meaning stated in the first paragraph of this Agreement.
“Noncompete Period” has the meaning stated in Section 7(a) of this Agreement.
“Performance Period” means the period of time identified in Section 1, that begins and expires on the dates stated in Section 1.
“Plan” has the meaning stated in the first paragraph of this Agreement.
“Pre-Peer Adjustment Award” has the meaning stated in Section 1 of this Agreement.
“RAAA” has the meaning stated in Section 12 of this Agreement.
“Separation from Service” has the meaning stated in the Plan.
“Stock” has the meaning stated in the first paragraph of this Agreement.
“Stock Award” has the meaning stated in the first paragraph of this Agreement.
“Tentative Award” has the meaning stated in Section 1 of this Agreement.
“Termination for Cause” means termination of employment resulting from a Participant’s conduct that constitutes (i) fraud, misappropriation, embezzlement, a theft with regard to the Company, or breach of any fiduciary duty (without regard to any criminal conviction) with respect to the Company or its shareholders; (ii) substance abuse that materially impairs the Participant’s ability to perform his or her duties; or (iii) the negligent failure of a Participant to perform his material duties, insubordination, or conduct that is embarrassing to, brings disparagement upon or damages the goodwill of the Company.
“Termination for Convenience” means a participant’s involuntary termination of employment by the Company for reasons other than a Termination for Cause.
“Termination for Good Reason” means a participant’s termination of employment resulting from (i) a Participant’s change of position, title, or responsibilities in a material manner so that he/she is no longer eligible to participate in Awards made under the Plan; or (ii) a Participant not being re-elected to an officer position that is eligible to participate in grants made under the Plan; or (iii) a material reduction of the Participant’s responsibilities; or (iv) a material reduction in the Participant’s compensation; or (v) a change in the Participant’s responsibilities that require the Participant to relocate more than 30 miles from the Participant’s residence.
“TSR” has the meaning stated in Section 1 of this Agreement.
“TSR Award Leverage Factor” has the meaning stated in Exhibit B.
“TSR Leverage Award Peer Group” is the peer group listed in Exhibit B.
“Vesting Period” has the meaning stated in Section 2(a) of this Agreement.

Sincerely,

KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC., a Delaware corporation

By:
Adam Miller
CFO

Exhibit A
(Performance Matrix)

Performance Target Measurements

		Adjusted Trucking Operating Ratio
		>95.0%	<95.0%-93.0%	<93.0%-91.0%	<91.0%-89.0%	<89.0%-87.0%	<87.0%
Adjusted EPS CAGR	<-2.0%	0%	0%	0%	0%	0%	0%
	>-2.0% - 0.0%	0%	20%	40%	60%	80%	100%
	>0.0% - 2.0%	0%	40%	60%	80%	100%	120%
	>2.0% - 4.0%	0%	60%	80%	100%	120%	140%
	>4.0% - 6.0%	0%	80%	100%	120%	140%	160%
	>6.0%-8.0%	0%	100%	120%	140%	160%	180%
	>8.0%	0%	120%	140%	160%	180%	200%

Exhibit A – Page 1

Exhibit B

TSR Award Leverage

	Relative TSR Percentile Rank
	<40th	40th to 45th	>45th to 50th	>50th to 60th	>60th to 65th	>65th to 75th	>75th
Award Leverage Factor	-25%	-15%	-10%	0%	10%	15%	25%

TSR measurement period starts on grant date.

TSR Award Leverage Peer Group

Heartland	(HTLD)
Werner	(WERN)
CH Robinson	(CHRW)
Ryder	(R)
JB Hunt	(JBHT)
Schneider	(SNDR)
Hub Group	(HUBG)
Landstar	(LSTR)
Old Dominion	(ODFL)
Saia	(SAIA)
Genesee Wyoming	(GWR)
Forward Air	(FWRD)
XPO Logistics	(XPO)
Kansas City Southern	(KSU)

Exhibit B – Page 1